Exhibit 21.1

Subsidiaries of Midas Medici Group Holdings, Inc.

Name	Jurisdiction where Incorporated
1. Utilipoint International, Inc.*	New Mexico

2. Uitlipoint s.r.o	Czech Republic

*Utilipoint owns a 60% interest in the Intelligent Project, LLC, a Delaware limited liability company.